Exhibit 4.1

DESCRIPTION OF SECURITIES

The following is a summary of the material terms of our capital stock. The following summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, our Articles of Incorporation and Bylaws, which are filed as exhibits to this Annual Report on Form 10-K and are incorporated by reference herein.

Authorized Capital Stock

Our authorized capital stock consists of 30,000,000 shares of Class A Common Stock, par value $0.01 per share, 5,000,000 shares of Class B Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share.

Class A Common Stock and Class B Common Stock

Voting Rights

Except as provided by Florida law or as specifically provided in our Articles of Incorporation, holders of our Class A Common Stock and Class B Common Stock vote as a single group on matters presented to them for a shareholder vote. With respect to each such matter, each share of our Class A Common Stock is entitled to one vote, with all of the shares of Class A Common Stock representing in the aggregate 22% of the total voting power of our Class A Common Stock and Class B Common Stock, and each share of our Class B Common Stock is entitled to the number of votes per share so that all of the shares of Class B Common Stock represent in the aggregate 78% of the total voting power of our Class A Common Stock and Class B Common Stock. These fixed voting percentages will remain in effect until the total number of outstanding shares of our Class B Common Stock falls below 360,000 shares. If the total number of outstanding shares of our Class B Common Stock is less than 360,000 shares but greater than 280,000 shares, then our Class A Common Stock will hold a voting percentage equal to 40% and our Class B Common Stock will hold a voting percentage equal to the remaining 60%. If the total number of outstanding shares of our Class B Common Stock is less than 280,000 shares but greater than 100,000 shares, then our Class A Common Stock will hold a voting percentage equal to 53% and our Class B Common Stock will hold a voting percentage equal to the remaining 47%. If the total number of outstanding shares of our Class B Common Stock is less than 100,000 shares, then each share of our Class A Common Stock and Class B Common Stock will be entitled to one vote on each matter presented to a vote of our shareholders. Each of the above-described share thresholds will be ratably adjusted in connection with any stock split, reverse stock split or similar transaction effected by us.

Under Florida law, holders of our Class A Common Stock are entitled to vote as a separate voting group on amendments to our Articles of Incorporation which require the approval of our shareholders under Florida law and would:

•	effect an exchange or reclassification of all or part of the shares of our Class A Common Stock into shares of another class;

•	effect an exchange or reclassification, or create a right of exchange, of all or part of the shares of another class into shares of our Class A Common Stock;

•	change the designation, rights, preferences, or limitations of all or part of the shares of our Class A Common Stock;

•	change all or part of the shares of our Class A Common Stock into a different number of shares of Class A Common Stock;

•	create a new class of shares which have rights or preferences with respect to distributions or to dissolution that are prior or superior to our Class A Common Stock;

•

increase the rights, preferences or number of authorized shares of any class that, after giving effect to the amendment, have rights or preferences with respect to distributions or to dissolution that are prior or superior to our Class A Common Stock;

•	limit or deny any existing preemptive right of all or part of the shares of our Class A Common Stock; or

•	cancel or otherwise affect rights to distributions or dividends that have accumulated but not yet been declared on all or part of the shares of our Class A Common Stock.

However, if a proposed amendment that would otherwise entitle the holders of our Class A Common Stock to vote as a separate voting group as a result of the amendment having one of the effects described above would affect the holders of our Class B Common Stock or any of our other securities outstanding from time to time in the same or substantially similar way, then the holders of our Class A Common Stock would not be entitled to vote as a separate voting group on the proposed amendment but instead would vote together with the other similarly affected shareholders as a single voting group on the amendment.

Under Florida law, holders of our Class B Common Stock are entitled to vote as a separate voting group on any amendment to our Articles of Incorporation which requires the approval of our shareholders under Florida law and would affect the rights of the holders of our Class B Common Stock in substantially the same manner as described above with respect to our Class A Common Stock. Holders of our Class A Common Stock and Class B Common Stock are also entitled to vote as a separate voting group on any plan of merger or plan of share exchange that requires the approval of our shareholders under Florida law and contains a provision which, if included in a proposed amendment to our Articles of Incorporation, would require their vote as a separate voting group.

In addition to the rights afforded to our shareholders under Florida law, our Articles of Incorporation provide that the approval of the holders of our Class B Common Stock, voting as a separate voting group, is required before any of the following actions may be taken:

•	the issuance of any additional shares of our Class B Common Stock, other than a stock dividend issued to holders of our Class B Common Stock;

•

a reduction in the number of outstanding shares of our Class B Common Stock, except for any reduction by virtue of a conversion of shares of our Class B Common Stock into shares of our Class A Common Stock or a voluntary disposition to us; or

•	any amendments of the voting rights provisions of our Articles of Incorporation.

Our Articles of Incorporation do not provide for cumulative voting on the election of directors.

Convertibility

Under our Articles of Incorporation, holders of our Class B Common Stock possess the right, at any time, to convert any or all of their shares of our Class B Common Stock into shares of our Class A Common Stock on a share-for-share basis. Our Class A Common Stock is not convertible into any other class or series of our securities.

Dividends and Other Distributions

Holders of our Class A Common Stock and Class B Common Stock are entitled to receive cash dividends, when and as declared by our Board of Directors out of legally available assets, subject to preferences that may apply to any shares of our preferred stock outstanding from time to time. Any distribution per share with respect to our Class A Common Stock must be identical to the distribution per share with respect to our Class B Common Stock, except that a stock dividend or other non-cash distribution to holders of our Class A Common Stock may be declared and issued in the form of our Class A Common Stock or Class A Common Stock of our affiliates while a dividend or other non-cash distribution to holders of our Class B Common Stock may be declared and issued in the form of either our Class A Common Stock or Class B Common Stock or Class A Common Stock or Class B Common Stock of our affiliates.

Liquidation Rights

Upon any liquidation, the assets legally available for distribution to our shareholders after payment of liabilities and any liquidation preference of any shares of our preferred stock outstanding from time to time will be distributed ratably among the holders of our Class A Common Stock and Class B Common Stock.

Other Rights

All of the outstanding shares of our Class A Common Stock and Class B Common Stock are fully paid and nonassessable. The holders of our Class A Common Stock and Class B Common Stock have no preemptive rights, and our Class A Common Stock and Class B Common Stock is not subject to any redemption or sinking fund provisions.

Additional Shares of Common Stock

We may issue additional authorized shares of our Class A Common Stock or Class B Common Stock as authorized by our Board of Directors from time to time, without shareholder approval.

Preferred Stock

Under our Articles of Incorporation, and as permitted by Florida law, our Board of Directors may authorize the issuance of preferred stock in one or more series, establish from time to time the number of shares to be included in each series and fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case, without vote or action by our shareholders except to the extent required by the listing standards of any national securities exchange on which our Class A Common Stock or Class B Common Stock may be listed. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of our Class A Common Stock or Class B Common Stock or otherwise adversely affect the voting power or other rights of the holders of our Class A Common Stock or Class B Common Stock, including the likelihood that holders of our Class A Common Stock or Class B Common Stock would receive dividend payments and payments on liquidation, or the amounts thereof. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, financing transactions and other corporate purposes, could also, among other things, have the effect of delaying, deferring or preventing a change in control or other corporate actions, and might adversely affect the market price of our Class A Common Stock or Class B Common Stock.

Certain Anti-Takeover Effects

The terms of our Class A Common Stock and Class B Common Stock make the sale or transfer of control of our Company or the removal of our directors unlikely without the concurrence of the holders of our Class B Common Stock. In addition, the sale or transfer of control of our Company or the removal of our directors will be impossible without the consent of Alan B. Levan, John E. Abdo, Jarett S. Levan and Seth M. Wise so long as they own shares of our Class A Common Stock and Class B Common Stock representing a majority of our total voting power.

Our Articles of Incorporation and Bylaws also contain other provisions that may discourage, delay or prevent a merger, acquisition or other change in control. These provisions include those which permit our Board of Directors to establish the number of directors and fill any vacancies and newly created directorships and specify advance notice procedures that must be complied with by shareholders in order to make shareholder proposals or nominate directors.

In addition, the authorized but unissued shares of our common stock and preferred stock are available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued common stock and preferred stock (and our Board of Directors’ authority to establish the rights, preferences and limitation of the preferred stock, as described above) could make more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

As a Florida corporation, we are also subject to the provisions of Florida law, including those limiting the voting rights of “control shares.” Under Florida law, subject to certain exceptions, including mergers and acquisitions effected in accordance with Florida law, the holder of  “control shares” of a Florida corporation that has (i) 100 or more shareholders, (ii) its principal place of business, its principal office or substantial assets in Florida and (iii) either more than 10% of its shareholders residing in Florida, more than 10% of its shares owned by Florida residents or 1,000 shareholders residing in Florida, will not have the right to vote those shares unless the acquisition of the shares was approved by a majority of each class of voting securities of the corporation, excluding those shares held by interested persons. “Control shares” are defined as shares acquired by a person, either directly or indirectly, that when added to all other shares of the issuing corporation owned by that person, would entitle that person to exercise, either directly or indirectly, voting power within any of the following ranges: (i) 20% or more but less than 33% of all voting power of the corporation’s voting securities; (ii) 33% or more but less than a majority of all voting power of the corporation’s voting securities; or (iii) a majority or more of all of the voting power of the corporation’s voting securities.

Exclusive Forum Provision

Our Bylaws contain an exclusive forum provision which provides that, unless our Board of Directors consents to the selection of an alternative forum, the Circuit Court located in Miami-Dade County, Florida (or, if such Circuit Court does not have jurisdiction, another Circuit Court located within Florida or, if no Circuit Court located within Florida has jurisdiction, the federal district court for the Southern District of Florida) shall be the sole and exclusive forum for “Covered Proceedings,” which include: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders; (iii) any action asserting a claim against us or any of our directors, officers or other employees arising pursuant to any provision of the Florida Business Corporation Act, our Articles of Incorporation or our Bylaws (in each case, as may be amended or amended and restated from time to time); and (iv) any action asserting a claim against us or any of our directors, officers or other employees governed by the internal affairs doctrine of the State of Florida. To the extent within the categories set forth in the preceding sentence, Covered Proceedings include causes of action under the Exchange Act and the Securities Act. The exclusive forum provision also provides that if any Covered Proceeding is filed in a court other than a court located within Florida in the name of any shareholder, then such shareholder shall be deemed to have consented to (a) the personal jurisdiction of the state and federal courts located within Florida in connection with any action brought in any such court to enforce the exclusive forum provision and (b) having service of process made upon such shareholder in any such enforcement action by service upon such shareholder’s counsel in the action as agent for such shareholder. Notwithstanding the foregoing, shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder.

The exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or be cost-prohibitive to shareholders, which may discourage such lawsuits against us and our directors, officers and other employees. However, there is uncertainty regarding whether a court would enforce the exclusive forum provision. If a court were to find the exclusive forum provision to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our financial condition and operating results.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A Common Stock and Class B Common Stock is Equiniti.

Listing

Our Class A Common Stock is currently quoted on the OTCQX market under the trading symbol “BBXIA.” Our Class B Common Stock is currently quoted on the OTC Pink market under the trading symbol “BBXIB.”

Limitation on Liability and Indemnification of Directors and Officers

Florida law generally provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision or failure to act regarding corporate management or policy, unless the director breached or failed to perform his or her duties as a director and the director’s breach of or failure to perform those duties constitutes (i) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) an unlawful distribution, (iv) in a proceeding by or in the right of the corporation or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety or property.

In addition, Florida law provides that a Florida corporation has the power to (i) indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), because he or she was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, and (ii) indemnify any person who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor because that person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the Board of Directors of the corporation, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Indemnification under clause (ii) of the preceding sentence is authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification with regard to a proceeding by or in the right of the corporation is to be made in respect of any claim, issue or matter as to which such person has been found liable unless, and only to the extent that, the court in which the proceeding was brought, or any other court of competent jurisdiction, determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Further, under Florida law, to the extent that a director, officer, employee or agent of a Florida corporation has been successful on the merits or otherwise in defense of any proceeding referred to in the preceding paragraph, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection therewith.

Our Articles of Incorporation and Bylaws contain indemnification provisions substantially similar to the above-described provisions of Florida law. In addition, we carry insurance permitted by Florida law for our directors, officers, employees and agents which covers alleged or actual error or omission, misstatement, misleading misstatement, neglect or breach of fiduciary duty while acting in such capacities on behalf of the corporation, which acts may include liabilities under the Securities Act.